UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KMG Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

300 Throckmorton Street
Fort Worth, TX 76102

November 3, 2016

Dear Shareholder:

The Board of Directors of KMG Chemicals, Inc. invites you to this year’s annual meeting of the shareholders to be held at The Worthington Renaissance Fort Worth Hotel, 200 Main Street, Fort Worth, Texas 76102, on December 8, 2016, at 10:00 a.m. (Central Time). The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.

For the date, time and location of the 2016 Annual Meeting and an identification of the matters to be voted upon at the 2016 Annual Meeting, please see the Notice of Annual Meeting of Shareholders. For the Board’s recommendations regarding those matters, please refer to:

•	Proposal Number 1 — Election of Directors
•	Proposal Number 2 — Ratification of Our Independent Registered Public Accounting Firm for Fiscal Year 2017
•	Proposal Number 3 — Advisory (Non-Binding) Vote on Executive Officer Compensation

For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

If you are a shareholder of record as of November 3, 2016, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting, if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed addressed envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted. Your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent registered public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee. You may also vote by the Internet or by telephone up until 11:59 P.M. Eastern Time the day before the 2016 Annual Meeting. To vote by the Internet, go to www.proxyvote.com . Have your proxy card in hand when you access the web site, and follow the instructions to obtain your records and create an electronic voting instruction form. To vote by telephone, call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you telephone, and follow the instructions.

The ability to have your vote counted at the 2016 Annual Meeting is an important shareholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

We appreciate your continued confidence in us and look forward to seeing you at the 2016 Annual Meeting.

Sincerely,

Christopher T. Fraser

Chairman of the Board

KMG CHEMICALS, INC.

300 Throckmorton Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of the Shareholders (the “Annual Meeting”) of KMG Chemicals, Inc., a Texas corporation (the “Company”), will be held at The Worthington Renaissance Fort Worth Hotel, 200 Main Street, Fort Worth, Texas 76102, on December 8, 2016 at 10:00 a.m. (Central Time):

1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2017;

3. To vote on the advisory proposal respecting executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on November 3, 2016 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.

All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person. Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed pre-addressed envelope. If no direction is given, a signed proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement. If you attend, you may vote in person if you wish, even though you have sent in your proxy. Your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting (except for the ratification of the independent registered public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee.

By Order of the Board of Directors,

Roger C. Jackson

Secretary

November 3, 2016

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on December 8, 2016: The Annual Report to shareholders, this Proxy Statement and the related form of proxy are available at kmgchemicals.com . This information and similar information for future Annual Meetings will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

KMG CHEMICALS, INC.

300 Throckmorton Street

Fort Worth, Texas 76102

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”, “we”, “us” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 8, 2016 at 10:00 a.m. (Central Time), at The Worthington Renaissance Fort Worth Hotel, 200 Main Street, Fort Worth, Texas 76102, and any adjournment or postponement thereof.

This Proxy Statement and the related form of proxy are being mailed on or about November 7, 2016 to all shareholders of record as of November 3, 2016 (the “Record Date”). A copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 accompanies this proxy statement and is available at www.kmgchemicals.com . This information will also be available on request by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

Unless otherwise indicated, shares of our common stock, par value $.01 per share (the “Common Stock”), represented by proxies will be voted in favor of (i) the election of the seven (7) director nominees to the Board of Directors named in the Proxy Statement, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017, (iii) the approval of the advisory resolution approving the compensation of the Company’s named executive officers (i.e., “say-on-pay”), and (iv) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to the proposals regarding the ratification of our independent registered public accounting firm and the advisory vote on our executive compensation, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to our Corporate Secretary, (ii) executing and delivering a proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person.

If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.

If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) FOR the election of the directors nominated herein; (ii) FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditors for fiscal year 2017; (iii) FOR the advisory proposal approving our executive compensation; and (iv) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote

Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof. There were 11,762,590 shares of Common Stock outstanding and entitled to vote on October 20, 2016.

Voting Requirements

The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of the election.

The election of directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. The advisory votes on ratification of the appointment of the independent registered public accounting firm and approval of our executive compensation are non-binding, so no specific vote is required. Abstaining shares will be considered present at the Annual Meeting for these matters so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for these matters so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

If you hold your shares in street name, your broker, banker or other nominee will not have discretion to vote these shares on the election of directors and the non-binding approval of our executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of these matters at the Annual Meeting.

Security Ownership of Certain Beneficial Owners, Directors

and Named Executive Officers

The following table sets forth certain information as of October 20, 2016 with regard to the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our named executive officers and the directors individually and (iii) our officers and directors as a group. All addresses are in care of KMG Chemicals, Inc., 300 Throckmorton Street, Fort Worth, Texas 76102.

Name	Common Stock Beneficially Owned Excluding Options	Shares Including Options Exercisable Within 60 Days	Percent of Total Beneficial Shares (%) (1)
Directors and Named Executive Officers
Gerald G. Ermentrout	28,958	28,958	*
Christopher T. Fraser	118,576	118,576	1.0%
James F. Gentilcore	10,638	10,638	*
George W. Gilman	65,669	65,669	*
Christopher W. Gonser	24,540	24,540	*
Robert Harrer	2,495	2,495	*
John C. Hunter, III	16,336	16,336	*
Ernest C. Kremling	26,071	26,071	*
Andrew C. Lau	2,058	2,058	*
Fred C. Leonard, III	485,111	485,111	4.1%
Marcelino Rodriguez	5,112	5,112	*
Karen A. Twitchell	20,320	20,320	*
Directors and Named Executive Officers as a Group (12 persons)	805,884	805,884	6.9%

Five Percent Shareholders
David L. Hatcher (2) 19 Briar Hollow Lane, Suite 290, Houston, TX 77027	1,919,097	1,919,097	16.3%
Trigran Investments, Inc. Douglas Granat, Lawrence Oberman and Steven Simon (3) 630 Dundee Road, Suite 230, Northbrook, IL 60062	1,632,955	1,632,955	13.9%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street, Baltimore, MD 20202	1,407,343	1,407,343	12.0%

*	Less than 1%.
(1)

This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of October 20, 2016, we had 11,762,590 shares of Common Stock outstanding.

(2)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2016 by David L. Hatcher.
(3)

Based on the Schedule 13G/A filed with the SEC on February 11, 2016 by Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman and Steven G. Simon, which indicated that the reporting persons share dispositive and voting power over the indicated number of shares, and the Schedule 13G/A filed with the SEC on February 11, 2015 by Trigran Investments, L.P. (which owns 731,408 shares representing 6.2% of the shares outstanding), to which Trigran Investments, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the shares.

(4)

Based on the Schedule 13G/A filed with the SEC on February 10, 2016 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”). These shares are owned by various individual and institutional investors including Price Small-Cap (which owns 1,272,003 shares representing 10.8% of the shares outstanding), to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our bylaws provide for a minimum of five directors. One of our directors, James F. Gentilcore, announced that he will not stand for re-election at the conclusion of his current term. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2016 Annual Meeting.

Each of the proposed nominees is a current director. We believe that our directors should possess the highest personal and professional integrity. We endeavor to have a Board with diverse backgrounds and experience. In light of our business and structure, we believe that the following are among the important experience and skills our directors bring to the Board:

•	Leadership and corporate governance experience;
•	Financial experience;
•	Industry and acquisitions experience; and
•	Public company experience.

The following table sets forth certain information with respect to each of our directors as of November 3, 2016.

The Board of Directors recommends a vote FOR all nominees for director.

Nominees for Director

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Gerald G. Ermentrout (68)	2008

Mr. Ermentrout has over 30 years of experience in industrial gases and electronic chemicals. He joined Air Products and Chemicals, Inc. in 1975 and held various positions until his retirement in early 2007. From 1996 to 2007, Mr. Ermentrout served as the Vice President and General Manager of the Electronic Chemicals Division, which included the high-purity process chemicals business that we acquired in December 2007. In that position, he managed Air Products’ global materials and equipment business serving the semiconductor and flat panel display industries, with responsibility for sales, marketing and operations. During his tenure at Air Products, Mr. Ermentrout also held positions where he managed oxygen, nitrogen and hydrogen plants and pipeline systems, as well as managed major acquisitions and divestitures. He served on the board of directors of AZ Electronic Materials, a public company previously listed on the London Stock Exchange from April 1, 2007 until June 1, 2014. He received a Bachelor of Science in Engineering from the United States Naval Academy and a Master of Business Administration from Lehigh University. Mr. Ermentrout is the Lead Director on our Board of Directors as well as the chair of the Risk Oversight Committee and a member of the Compensation and Development Committee. Mr. Ermentrout brings to our Board critical industry experience and specialized knowledge in electronic chemicals, our largest business segment. That experience includes managing electronic chemical operations in North America and internationally, and pursuing merger and acquisition opportunities in that business.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Christopher T. Fraser (58)	2008

Mr. Fraser is a director, Chairman of the Board, President and our Chief Executive Officer (“CEO”). He became President and CEO on an interim basis in July 2013, and was selected as our permanent President and CEO in September 2013. He has broad experience in the chemical industry, much of that experience with major, global participants. From 2006 to 2009, he was the President and CEO of Chemical Lime Company, the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co., among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. In 2011, Mr. Fraser joined the Operating Partner Program of Advent International, and in that position he advises that global equity firm on investment opportunities in the industrial sector, focusing on chemicals and materials. Mr. Fraser holds Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Master of Business Administration from Pepperdine University. Prior to becoming our President and CEO, Mr. Fraser served as a director on our Board since 2008, and became Chairman of the Board in December 2012. His leadership, industry and governance experience as the CEO of chemical manufacturing companies, in mergers and acquisitions, and in creating and maintaining an appropriate corporate structure, have been a valuable resource to the Board.

George W. Gilman (74)	1996

Mr. Gilman served as a director of our subsidiary KMG-Bernuth from 1995 until 1997 and became a director on our Board in 1996. Mr. Gilman has served as the CEO, President and as a director of Commerce Securities Corporation, a Financial Industry Regulatory Authority member firm, since 1982. He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998, and since 1998 has practiced with the law firm of Gilman & Gilman, P.C. He also has been involved in the commercial real estate business since 1987, and currently through Gulf Equities Realty Corp. Mr. Gilman is a certified public accountant. Mr. Gilman is a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Gilman’s knowledge of accounting and legal matters, and his experience in public company financing and investor relations, provide the Board an important resource.

Robert Harrer (51)	2015

Mr. Harrer became a director in September 2015. From March 2014 until December 2015, Mr. Harrer was Vice President, Chief Financial Officer of Innophos, a leading producer of performance-critical specialty grade phosphate products and nutritional specialty ingredients. From 2010 to 2013, Mr. Harrer was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Avantor Performance Materials, a global manufacturer of performance materials and chemicals for leading-edge electronics, biopharmaceutical, laboratory and research applications. Avantor is owned by New Mountain Capital LLC, a private equity firm, for which Mr. Harrer worked as a business consultant prior to the acquisition of Avantor. From 2000-2009, Mr. Harrer worked for Rohm and Haas in various leadership positions, including Chief Financial Officer of the Electronic Materials business, Director of Finance of the European Region, and Corporate Controller and Director of Financial Planning at Rohm and Haas’ Philadelphia headquarter. Following The Dow Chemical Company’s acquisition of Rohm and Haas in 2009, Mr. Harrer served as division controller at Dow. Mr. Harrer earned his Master of Business Administration and Mathematics at Albert Einstein University in Ulm, Germany. Mr. Harrer is a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee. His financial, chemical industry and executive experience are invaluable resources for the Board.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
John C. Hunter, III (69)	2011

Mr. Hunter has over 40 years of global chemical industry experience. He began his career in 1969 with Monsanto Company, and for the next three decades held positions of increasing responsibility in areas such as engineering, sales, and management. He was appointed Vice President and General Manager, Asia Pacific, for the Specialty Chemicals Division of Monsanto Chemical Company in 1989, and Vice President and General Manager, Fibers Division and Asia-Pacific for the Chemicals Group, an operating unit of Monsanto Company, in 1993. Mr. Hunter became President of the Fibers Business Unit in 1995. In September 1997, Monsanto spun off its chemicals business as Solutia Inc., and Mr. Hunter was appointed its President and Chief Operating Officer. He became President and Chief Executive Officer of Solutia in May 1999, and added the role of Chairman of the Board in December 1999. Mr. Hunter retired as Chairman, President and Chief Executive Officer of Solutia in 2004. Mr. Hunter is currently a member of the board of directors and chair of the compensation and nominating committee of Edgewell Personal Care. He received a Bachelor of Science degree in Chemical Engineering from the Georgia Institute of Technology and a Master of Business Administration from the University of Houston. Mr. Hunter is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Development Committee. His commercial, chemical industry and corporate governance experience as the CEO and Chairman of a major chemical manufacturing company are invaluable resources for the Board.

Fred C. Leonard, III (71)	1996

Mr. Leonard served as a director of our subsidiary KMG-Bernuth from 1992 until 1997, and served as the Secretary of KMG-Bernuth from 1993 until 2001. From 1972 through April 2015, Mr. Leonard served as the Chair of the Board, CEO and President of Valves Incorporated of Texas, Inc. (“Val-Tex”), a manufacturing company located in Houston, Texas, prior to our acquisition of Val-Tex. Mr. Leonard currently serves as a board member of Integrity Bank, SSB, an independent community bank in Houston, Texas, and DKI Investments Incorporated, a private Texas Corporation formed to acquire and operate companies. Mr. Leonard is the Chair of our Compensation and Development Committee and a member of our Audit Committee. He provides the Board with critical expertise in compensation systems and strategies, and as the long-time CEO of a private manufacturing company, he brings to the Board leadership experience and a broad-based expertise in a variety of business disciplines.

Karen A. Twitchell (61)	2010

Ms. Twitchell is a member of the board of directors of Kraton Corp., where she is on the Audit and Compensation and Development Committees. In addition, she is on the board of Trecora Resources, where she is Chair of the Audit Committee and a member of the Compensation Committee. From 2010 to 2013, she was Executive Vice President and Chief Financial Officer of Landmark Aviation, where she was responsible for all financial and strategic planning functions. Previously, Ms. Twitchell was Vice President and Treasurer of LyondellBasell Industries from 2001 to 2009, where she was responsible for global treasury operations for this worldwide chemical and refining company. Before that, she had served as Vice President and Treasurer of Kaiser Aluminum Corporation and of Southdown Inc. Prior to joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell holds a Bachelor of Arts in Economics from Wellesley College and a Master of Business Administration from Harvard University. Ms. Twitchell is Chair of the Audit Committee and a member of the Risk Oversight Committee. She brings important experience to the Board in accounting matters, financings and capital structure, merger and acquisition transactions, investor relations and enterprise risk management.

Named Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to our current named executive officers who are not directors.

Name and Age	Business Experience during the Past 5 Years and Other Information
Christopher W. Gonser (60)

Mr. Gonser became our Vice President of Human Resources in December 2013. Prior to that, he was Vice President, Human Resources of Lhoist North America. Prior to his position at Lhoist, he spent five years as a Vice President of Human Resources at Celanese. Mr. Gonser graduated from Baylor University with Bachelor of Business Administration in Accounting and holds the Senior Professional in Human Resources (SPHR) certification from the Society of Human Resources Management.

Ernest C. Kremling (52)

Mr. Kremling became our Vice President-Operations in 2008. Prior to that, Mr. Kremling spent 20 years with the Dow Chemical Company in various manufacturing roles, which included project management and plant and site leadership. During the course of his employment with Dow, he worked in Asia for several years and held positions of global responsibility that covered Asia, Europe and South America.

Andrew C. Lau (44)

Mr. Lau became Vice President of KMG Electronic Chemicals, Inc., our wholly owned subsidiary in 2013. Prior to that, Mr. Lau worked with Linde LLC where his assignments included President and General Manager of Linde Lien Hwa in Shanghai from 2010 to 2013 and Head of Global ESG Supply and Greater China Electronics in Taiwan from 2009 to 2010. He holds a Bachelor’s degree in Chemical Engineering from Columbia University, a Master’s degree in Chemical Engineering from the University of California at Berkeley and a Master of Business Administration in Marketing from the University of Rochester’s William E. Simon Graduate School.

Marcelino Rodriguez (57)

Marcelino Rodriguez was named Vice President and Chief Financial Officer in June 2016. Mr. Rodriguez joined KMG in 2014 as Corporate Controller and Chief Accounting Officer, overseeing the company’s corporate accounting and financial reporting. Before joining KMG in 2014, Mr. Rodriguez served as Chief Financial Officer of Paul Mueller Company from 2011 to 2014 and Chief Financial Officer of Lhoist North America from 2000 to 2009. Mr. Rodriguez holds a Bachelor of Business Administration in Accounting from the University of Texas at San Antonio and earned his Master of Business Administration from St. Mary’s University.

Communication with the Board

In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Board or with our non-management directors as a group by written communications addressed in care of the Chair of our Nominating and Corporate Governance Committee or our Corporate Secretary, 300 Throckmorton Street, Fort Worth, Texas 76102.

All communications received in accordance with these procedures will be reviewed initially by senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of November 3, 2016, no such communications had been received.

Board Meetings

The Board of Directors held six meetings in fiscal year 2016, including special meetings, and took action by unanimous consent in several instances. All directors attended all of the meetings, except one director did not attend one meeting. All Board members are expected to attend the Annual Meeting. Last year, all directors attended the Annual Meeting.

Director Independence

The Board of Directors is currently composed of seven non-employee directors and one employee director. However, one of the non-employee directors, James F. Gentilcore, has recently announced that he will not stand for re-election at the conclusion of his current term. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2016 Annual Meeting. Under our guidelines and the listing requirements of the New York Stock Exchange, at least a majority of our Board of Directors must be independent. The Board of Directors has determined that all seven of its current non-employee directors meet the New York Stock Exchange requirement of independence. The Board of Directors has also determined that all non-employee directors who served during fiscal year 2016 met the New York Stock Exchange independence requirement.

Stock Ownership Guideline for Non-Employee Directors

We have adopted a stock ownership guideline for non-employee directors. Non-employee directors are to own the greater of 4,000 shares or the number of shares of our Common Stock whose value equals five times their annual cash retainer. Non-employee directors have two years from their election to achieve the 4,000 shares level and five years from their election to achieve the 5x guideline. The Compensation and Development Committee may enforce the guideline by paying director compensation in restricted stock. As of July 31, 2016, each of our non-employee directors has satisfied the requirement as it may relate to them.

Board Committee Membership

The Board of Directors has four standing committees, an Audit Committee, a Nominating and Corporate Governance Committee (“Governance Committee”), a Compensation and Development Committee (“Compensation Committee”) and a Risk Oversight Committee. The Audit Committee, the Governance Committee, the Compensation Committee and the Risk Oversight Committee are composed entirely of non-employee directors whom the Board has determined are independent under the applicable committee independence standards of the New York Stock Exchange. The table below provides the current membership for the four standing committees.

	Audit Committee	Nominating & Corporate Governance Committee	Compensation & Development Committee	Risk Oversight Committee
Gerald G. Ermentrout			X	X*
James F. Gentilcore (1)		X		X
George W. Gilman	X	X
Robert Harrer	X	X
John C. Hunter, III		X*	X
Fred C. Leonard, III	X		X*
Karen A. Twitchell	X*			X

*	Committee Chair
(1)	Mr. Gentilcore has announced that he will not stand for re-election at the conclusion of his current term.

Board Leadership Structure

The Board does not have a set policy on whether the roles of the chairman and CEO should be separate and, if separate, whether the chairman should be selected from the non-employee directors or be an employee. Rather, the Board makes this choice on the basis of what it believes is in our best interests at a given point in time. The Board has determined that it is currently in our best interests that Christopher T. Fraser serves as our Chairman, President and CEO. The Board believes that Mr. Fraser’s knowledge and past experience as a CEO will serve us well and that his insights have been, and will continue to be, invaluable to the Board.

We have designated a Lead Director to ensure the representation of the non-employee directors in our leadership structure. The responsibilities of the Lead Director include calling and setting the agenda for executive sessions and other meetings of the non-employee directors, serving as principal liaison for the non-employee directors with the Board Chair and the CEO, substituting for the Board Chair when he is unavailable, and serving as the contact for shareholder communication. Mr. Ermentrout is our current Lead Director.

The Board’s Oversight of Risk Management

Responsibility for risk oversight rests with the full Board. Three committees lend support to the Board in reviewing our consideration of material risks and overseeing our management of material risks. The Audit Committee makes inquiries of senior management about our risk assessment and risk management policies. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks. The Compensation Committee reviews compensation policies and practices to ensure that our compensation policies are not reasonably likely to have a material adverse effect. We also have a Risk Oversight Committee to assist the Board with oversight of material risk generally, and specifically to assist with oversight of management’s responsibility to identify, assess, prioritize and manage material risks related to our business, and to ensure alignment between our risk-taking activities and our strategic objectives. We have an enterprise risk management steering committee which is comprised of senior executive management. The steering committee is responsible for the administration of our enterprise risk management process. The Risk Oversight Committee receives reports from our enterprise risk management steering committee, and reports regularly to the Board.

Committee Charters, the Code of Business Conduct and Corporate Governance Guidelines

The Audit, Governance, Compensation and Risk Oversight Committees have each adopted charters that have been approved by the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct applicable to directors and all employees, including the CEO, the Chief Financial Officer (“CFO”) and other senior management. The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of our assets. The Code of Business Conduct satisfies the requirements of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions as they relate to executive officers or directors may be made only by the Board of

Directors and must be promptly disclosed to shareholders along with the reason for the waiver. The Board of Directors has also established Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors, director access to management and independent auditors, director compensation, performance reviews of our CEO and management succession planning.

The charters of the Audit, Compensation, Risk Oversight and Governance Committees, the Code of Business Conduct and the Corporate Governance Guidelines, are available on our website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals, Inc., 300 Throckmorton Street, Fort Worth, Texas 76102. These documents will be provided free of charge. Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Audit Committee

The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of our accounting, auditing and financial reporting practices. The Audit Committee also monitors the preparation of our quarterly and annual reports and supervises our relationship with our external auditors. The Audit Committee met nine times during fiscal year 2016.

The Audit Committee operates under a charter approved by the Board of Directors and that satisfies the applicable SEC rules and regulations and the New York Stock Exchange Listed Company Manual. The Audit Committee’s function under its written charter is to appoint the independent registered public accounting firm and auditors to audit our financial statements and perform other services related to the audit; review the scope and results of the audit with the independent auditors; review with management and the independent auditors our interim and year-end operating results; oversee our external reporting; consider the adequacy of the internal accounting procedures; provide oversight for the internal audit function; evaluate the independence of the external auditors; and approve and review any non-audit services to be performed by the independent auditors. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission to us by our employees of concerns regarding questionable accounting or auditing matters.

For fiscal year 2016 and currently, the Audit Committee consisted of four non-employee directors, George W. Gilman, Robert Harrer, Fred C. Leonard, III, and Karen A. Twitchell. Ms. Twitchell is the current Chair. Ms. Twitchell has served on our Board of Directors since 2010. In the course of her career, Ms. Twitchell, has acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. The Board of Directors has determined that Ms. Twitchell is an “audit committee financial expert” within the meaning of that term under the rules of the SEC and has the requisite financial management experience as defined under the New York Stock Exchange Listed Company Manual. The Board has also determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of the New York Stock Exchange and as defined in Exchange Act Rule 10A-3.

Report of the Audit Committee

The Audit Committee reviewed our audited financial statements for the fiscal year ended July 31, 2016 with the independent auditors and management. Management has the responsibility for the preparation, presentation and integrity of the financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Among other things, the Audit Committee discussed and reviewed with the independent auditors all communications required by applicable auditing standards, including those described by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) as may be modified or supplemented, and discussed and reviewed the results of the audit by the independent auditors of the financial statements.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with applicable PCAOB rules. The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in our report on Form 10-K for the fiscal year ended July 31, 2016, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee:

Karen A. Twitchell, Chair

George W. Gilman

Robert Harrer

Fred C. Leonard, III

This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Nominating and Corporate Governance Committee

The Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of Corporate Governance Guidelines. The committee also plans for the succession of the CEO and other executives. The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates. During fiscal year 2016, the Governance Committee held one meeting. In fulfilling its duties, the Governance Committee, among other things:

•

identifies individuals qualified to be Board members consistent with criteria established by the committee, and with a view to selecting persons whose background and skills support our strategy for increasing shareholder value;

•	recommends to the Board nominees for the next annual meeting of shareholders; and
•	evaluates individuals suggested by shareholders.

In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity. The selection process includes reviewing a candidate’s depth of experience and availability, the balance of the business interest and experience of the incumbent or nominated directors, and the need for any required expertise on the Board or one of its committees, including the expertise needed to support and oversee the execution of our corporate strategy. In making its nominations, the Governance Committee first evaluates the current Board members. The committee has also developed a matrix of desirable skills and experience to apply to director candidates, and in the appropriate case has retained a third party consulting firm that specializes in locating candidates for the boards of directors of public companies. The objective of this selection process is to assemble a group of Directors with diverse backgrounds and experience that can best represent shareholder interest through the exercise of sound judgment.

For fiscal year 2016 and currently, the Governance Committee consists solely of non-employee directors who are independent within the meaning of listing standards of the New York Stock Exchange and applicable SEC rules and regulations. Members of the Governance Committee for fiscal year 2016 and currently are Messrs. James F. Gentilcore, George W. Gilman, Robert Harrer and John C. Hunter, III. Mr. Hunter is the Chair.

The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2017. For information on recommending a candidate for nomination as a director, see “Shareholder Proposals for 2017 Annual Meeting” below. Recommendations by shareholders that are made in accordance with the procedures set forth under “Shareholder Proposals for 2017 Annual Meeting” below will receive equal consideration by the Governance Committee, although in fiscal year 2016 no such recommendations were received. Directors and members of management may also suggest candidates for director.

Risk Oversight Committee

The Risk Oversight Committee is responsible for leading the Board in reviewing our consideration of material risks, providing oversight of our management on material risks and making recommendations to the Board regarding material risks and risk mitigation where appropriate. The committee is composed of Gerald G. Ermentrout, James F. Gentilcore and Karen A. Twitchell. Mr. Ermentrout is the current Chair. The Risk Oversight Committee held two meetings during fiscal year 2016.

Compensation and Development Committee

The Compensation Committee establishes compensation for our CEO and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors. The committee also administers our incentive compensation and other equity based compensation plans, which included in fiscal year 2016 our 2016 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan. The Compensation Committee is composed of three non-employee directors, Gerald G. Ermentrout, John C. Hunter, III and Fred C. Leonard, III. Mr. Leonard is the current Chair. The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of the New York Stock Exchange and as defined in applicable SEC rules and regulations. During fiscal year 2016, the Compensation Committee held three meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, none of the members of the Compensation Committee have served as officers or employees of the Company or of any of our subsidiaries or had a relationship requiring disclosure under this caption.

During fiscal year 2016, none of our executive officers served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) contains the philosophy underlying our compensation strategy and the major elements of compensation paid to the persons included in our Summary Compensation Table. We refer to those persons as named executive officers (“NEOs”). For 2016, our NEOs were:

NEO	Title
Christopher T. Fraser	President and CEO
Marcelino Rodriguez (1)	Vice President and CFO
Malinda G. Passmore (1)	Former Vice President and CFO
Christopher W. Gonser	Vice President, Human Resources
Ernest C. Kremling	Vice President, Operations
Andrew C. Lau	Vice President of KMG Electronic Chemicals, Inc.

(1)	Mr. Rodriguez became an NEO upon becoming Vice President and Chief Financial Officer in June 2016. Ms. Passmore left the Company in June 2016.

Executive Summary

In this CD&A, we address the following:

•	the objectives underlying our executive compensation program;
•	what our compensation program is designed to reward;
•	the elements of compensation that make up our compensation program;
•	how we determine executive compensation; and
•	other important compensation policies.

Business Performance Highlights

•	GAAP diluted earnings per share was $1.57 in fiscal year 2016 vs. $1.03 in fiscal year 2015.
•	Adjusted diluted earnings per share* was $1.61 in fiscal year 2016 vs. $1.21 in fiscal year 2015.
•	GAAP net income was $18.7 million in fiscal year 2016, an increase of 54% from $12.2 million in the prior year.
•	Adjusted EBITDA* was $45.4 million in fiscal year 2016, an increase of 22% from $37.1 million in the prior year.
*See the discussion on pages 18–19 of our Annual Report on Form 10-K under the caption “Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Compensation Program Highlights

•	NEO base salaries increased an average of 6%, reflecting changes in position responsibilities as well as a desire to keep pace with the competitive market.
•

Annual incentive awards to our NEOs paid out at 151% of target on average, reflecting above-target performance for earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on invested capital.

•

Performance-based long-term incentive awards for the three-year period ending July 31, 2016 paid out at 110% of target, reflecting above-target performance for return on invested capital and earnings per share growth over the three-year performance measurement period.

CEO Pay at a Glance

The majority of CEO pay is variable and dependent upon achievement of specific performance goals and in fiscal year 2016 89% of his total direct compensation was variable. The chart below shows elements of CEO total direct compensation (base salary, annual incentive bonus, and probable value of annual equity grants) for Mr. Fraser for the past three years.

While Mr. Fraser has served as our CEO, we have seen significant and consistent growth in key measures of financial success, including diluted earnings per share, net income, adjusted EBITDA and return on invested capital. In order to recognize this achievement and to help ensure the sustainability of this success, continuity of leadership, and to support the Board’s succession planning efforts, the Compensation Committee approved a special grant for Mr. Fraser during fiscal year 2016 which included both time-based and performance-based restricted stock awards, both of which must be earned over a five-year period (longer than the three-year vesting period applicable to our normal annual awards).

The performance-based component of Mr. Fraser’s special grant is contingent upon meeting or exceeding revenue growth targets over the performance period, and cannot be earned at a level above 100% of target unless total shareholder return over the period is positive.

Components of CEO Total Direct Compensation

Time-Based Restricted Stock Awards
Performance-Based Restricted Stock Awards
Annual Incentive
Base Salary
Indexed EPS
$1.57
Diluted EPS
$1.03
$(0.09)
$3,684,394
$1,103,500
New Hire Grant
82% variable
$662,100
$810,467
$512,156
$596,171
2014
$3,505,139
81% variable
$308,950
$1,719,353
$816,500
$660,336
2015
$6,732,034
89% variable
$1,750,400
Perfomance-based vest over 5 years based on relative TSR and revenue growth
$1,732,575
Time-based restricted shares vesting over 5 years
CEO Special Succession Grant
$627,927
$894,325
$1,018,446
$708,361
2016

(1)	The information presented in the chart is derived from the Summary Compensation Table below.

Good Governance Policies

Below we highlight some of our executive compensation practices which we believe enforce alignment with shareholder interests:

What We Do		What We Don’t Do
☑	Majority of NEO compensation is variable	☒	No excise tax gross-ups
☑	Long-term incentives are heavily performance-based	☒	No hedging transactions by officers or directors
☑	Share ownership requirements for NEOs	☒	No share recycling under our amended LTI plan
☑	Use an independent compensation consultant	☒	No single trigger change-in-control severance benefits

Objectives of Our Compensation Program

We manufacture, formulate and distribute specialty chemicals. Our business strategy includes growing in a manner that increases shareholder value by purchasing additional product lines and businesses. We target for acquisition products and businesses in specialty chemicals that provide an opportunity to obtain a significant leadership position through further acquisition and growth, have products with well-established uses, do not require substantial on-going research and development or capital expenditures, and have strong cash flow and significant barriers to entry. To assist in carrying out this strategy, our Compensation Committee has designed our compensation program to:

•	reward executive officers for long-term strategic management and the enhancement of shareholder value;
•	integrate the compensation program with our short and long-term strategic business plans;
•	ensure the alignment of our NEOs with the interests of our shareholders over the long-term; and
•	attract, motivate, reward and retain experienced and highly qualified executive officers.

What Our Compensation Program Is Designed To Reward

Our compensation program is designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. When making compensation decisions, we consider:

•	overall Company performance;
•	individual performance of our executives;
•	relative internal relationships within the executive pay structure;
•	compensation at our peer companies; and
•	ability to pay.

The Elements of Our Compensation

In fiscal year 2016, we utilized the following elements of compensation to support our compensation program objectives:

•	base salary;
•	annual incentive compensation;
•	long-term incentive compensation;
•	other broad-based employee benefits; and
•	executive benefits and perquisites.

How We Determine Each Element of Compensation and Why We Pay Each Element

The Compensation Committee continues to weight at-risk performance-based incentives compensation of our NEOs more heavily than base salary. We believe that our compensation program will enhance our profitability and increase shareholder value by more closely aligning the financial interests of our executive officers with those of our shareholders. We believe that the achievement of long-term goals increases shareholder value to a greater degree than the achievement of short-term goals. The charts below show the mix of target direct compensation for our NEOs in fiscal year 2016 (other than Mr. Rodriguez, who did not become an NEO until the end of the fiscal year), demonstrating the emphasis placed upon variable compensation and long-term incentive compensation in particular in our program:

CEO Pay Mix	Other NEO Pay Mix

About Our Executive Compensation Program

Base Salary

Base salary is compensation paid to an executive for performing specific job responsibilities and it represents the minimum income an executive might receive in any given year. Base salary is essential to attracting and retaining experienced and highly qualified executives, including our NEOs. We initially establish base salary based upon the abilities, accomplishments, and prior work experience and performance of the executive officer. Adjustments in base salary are considered on a discretionary basis, taking into account internal pay relationships and consistency, the executive’s historical contributions, and the experience, level of responsibility, changes in responsibilities, retention risk and market survey data.

We intend to pay base salaries that are within the market median range of national survey and peer group data. See “How We Determine Executive Officer Compensation — Benchmarking and Other Market Data.” Increases in base salary in fiscal year 2016 were driven by market adjustments for the compensation of the CEO and the other NEOs. In addition, increases in base salary reflect that our operations have grown geographically and in complexity with recent acquisitions in our electronic chemicals business and the industrial lubricants business.

Annualized Base Salaries of Named Executive Officers

Year	Fraser	Rodriguez	Passmore	Gonser	Kremling	Lau
FY 2016 (1)	$716,000	$260,000	$287,000	$272,000	$326,000	$278,000
FY 2015	$669,000	—	$276,000	—	$304,000	$259,000
% Increase	7.0%	—	4.0%	—	7.2%	7.3%

(1)

Mr. Rodriguez became an NEO upon becoming Vice President and CFO in June 2016. The table presents Mr. Rodriguez’s annualized salary as CFO. Ms. Passmore left the Company in June 2016. Mr. Gonser became an NEO in fiscal year 2016.

Annual Incentive Compensation

General

Our annual incentive compensation is designed to focus and motivate our executives to achieve our strategic objectives.

The Compensation Committee administers our annual incentive awards to executives, but delegates to our CEO the day-to-day responsibility for the program with respect to the other executives. Annual incentive compensation rewards executives based upon achievement of the financial performance objectives and individual performance objectives that are established by the Compensation Committee, based upon the recommendation of the CEO for the other executive officers. The Compensation Committee establishes the financial and individual objectives for the CEO. The Compensation Committee evaluates each particular individual’s achievement or progress toward the objectives, and determines the degree to which the objectives have been achieved. The Compensation Committee may make adjustments to the objectives or weight given to a particular objective to take into account special or unforeseen circumstances.

Annual incentive compensation is paid as a percentage of base salary. The annual incentive is calculated for each performance objective using the formula: Base Salary × Annual Incentive Level at Target × % Objective Weight × Payout % for Objective Achieved. The Compensation Committee intends to set annual incentive compensation at approximately the median of national survey and peer group data.

Award Opportunity

Annual incentive compensation for our CEO and the other NEOs is subject to a potential range from threshold, to target, to maximum. For fiscal year 2016, the target level for the CEO is set at 90% of base salary and set for other NEOs (other than Mr. Rodriguez) at 50% of base salary. A threshold performance payout is set at 45% of base salary for our CEO and 25% of base salary for the other NEOs (other than Mr. Rodriguez). The maximum payout is set at 166.5% of base salary for our CEO and 92.5% of base salary for the other NEOs (other than Mr. Rodriguez). The annual incentive compensation award is calculated as a percentage of actual base salary rather than annualized base salary. The following table describes the award opportunity, as a percentage of base salary, at the threshold, target and maximum levels (between threshold and target and between target and maximum, the award is interpolated based on the percentage of the objective determined by the Compensation Committee to have been achieved). With respect to Mr. Rodriguez, his award opportunity for fiscal year 2016 was established prior to becoming an NEO in June 2016. Ms. Passmore left the Company in June 2016. Consequently she did not receive any annual incentive award in fiscal year 2016 and is not included in the table below.

Award Opportunity as a Percentage of Base Salary for Objectives

for Fiscal Year 2016 for the NEOs

Name	Threshold	Target	Maximum
Christopher T. Fraser	45%	90%	166.5%
Marcelino Rodriguez	12.5%	25%	46.25%
Christopher W. Gonser	25%	50%	92.5%
Ernest C. Kremling	25%	50%	92.5%
Andrew C. Lau	25%	50%	92.5%

Financial Performance Objectives

The Board of Directors establishes financial performance objectives based upon one or more of the following performance measures:

•	return on equity, assets, capital or investment;
•	revenue growth;
•	earnings per share growth;
•	EBITDA;
•	gross margin; and
•	operating cash flow or cash flow from operating activities.

Financial performance metrics may be adjusted for acquisitions, restructuring expenses, CEO transition expenses, foreign exchange translation gains/losses, stock-based compensation and other items as determined to be appropriate by the Compensation Committee. The financial performance objectives may be identical for all executives or may differ among executives to reflect more appropriate measures related to a particular individual’s performance. Performance measures are adopted and weighted by the Compensation Committee annually to give emphasis to performance for which executives have the most direct control.

Each executive’s objectives have a threshold level below which no award will be payable, a target level and a maximum award level. The target level for financial objectives is generally set based on performance at 100% of budget for the fiscal year. Threshold and maximum are generally set at 80% and 120% of target, respectively. Each objective is given a weight relative to the other financial performance and personal objectives.

For fiscal year 2016, the table below lists the objectives and their relative weights used in determining the annual incentive compensation for our NEOs. Ms. Passmore left the Company in June 2016. Consequently she did not receive any annual incentive award in fiscal year 2016 and is not included in the table below.

Annual Incentive Performance Objectives and Weightings in Fiscal Year 2016

for the Named Executive Officers

Performance Objective	Fraser	Rodriguez	Gonser	Kremling	Lau
Corporate EBITDA, adjusted	50%	40%	50%	50%	20%
Return on Invested Capital, adjusted	20%	30%	20%	20%	10%
Business Unit EBITDA, adjusted	—	—	—	—	40%
Personal Objectives	30%	30%	30%	30%	30%

For fiscal year 2016, our adjusted EBITDA performance objective at target was $41.1 million, and the performance objective for return on invested capital was 12% at target. For fiscal year 2016, our adjusted EBITDA, as calculated for determining annual incentive compensation, was $45.1 million, or 110% of target (for a payout percentage of 150%). Threshold for adjusted EBITDA was $32.9 million, and maximum was $49.3 million. For the purpose of establishing annual incentive compensation for fiscal year 2016, the Compensation Committee determined that the adjusted return on invested capital was 14.9%, or 124% of target (for a payout percentage of 200%). Threshold for return on invested capital was 10%, and maximum was 14%. Return on invested capital for fiscal year 2016 was calculated by dividing adjusted operating income by total assets less accounts payable. For fiscal year 2016, adjusted electronic chemicals business unit EBITDA was achieved at 105% of target (for a payout percentage of 125%). Adjustments to EBITDA and to return on invested capital were made for currency exchange translation gain, stock-based compensation expense in excess of budget, acquisitions, integration expenses and corporate headquarters relocation.

Individual Performance Objectives

Personal goals for NEOs are selected by the Compensation Committee based on input from the CEO, as to other executive officers, and the input of other Board members. The personal goals for each individual are generally selected from areas of our business where the executive has the most direct and substantial involvement, and number from four to seven items. They are often very specific, and usually include initiating or completing projects having an important strategic or operational impact.

Although achievement of personal goals is determined by the Compensation Committee most often on the basis of a subjective or qualitative analysis, the committee tries to define the goals in a way that they can readily determine that they have been met. When the goals lend themselves to a quantitative approach, that method is used. For fiscal year 2016, the Compensation Committee included the factors described below when evaluating each NEO’s achievement of his personal goals.

Mr. Fraser led the acquisition of Nagase Finechem Singapore (Pte) Ltd., enhancing our capabilities in the electronic chemicals business in Asia, and led the drive for operational and organizational excellence for the Company, including the relocation and enhancement of our corporate headquarters. For fiscal year 2016, the Compensation Committee determined that Mr. Fraser achieved his personal goals at 120% of target, thus earning a payout percentage of 150%.

Mr. Rodriguez’s personal goals were established for him when he served as the Company’s Corporate Controller. In that role he improved our financial close process, remediated financial reporting deficiencies and led the advancement of the global finance organization. The Compensation Committee determined that he achieved personal goals as a percentage of target and as a payout percentage of 110% and 125%, respectively.

Mr. Gonser led a global human resources alignment, conducted a comprehensive review and analysis of our compensation structures and practices, led the implementation of a global compensation strategy and led the relocation of our corporate headquarters. The Compensation Committee determined that he achieved personal goals as a percentage of target and as a payout percentage of 120% and 150%, respectively.

Mr. Kremling achieved targets for process safety incidents, executed on key global Operational Excellence and organizational effectiveness initiatives, including leveraging best practices in supply chain processes, and developed strategic objectives in our other chemicals business. The Compensation Committee determined that he achieved personal goals as a percentage of target and as a payout percentage of 110% and 125%, respectively.

Mr. Lau enhanced the electronic chemicals business’s position in North America through strategic product and supply source initiatives, supported Operational Excellence initiatives, led a focused supply chain improvement and expansion for key products and expanded the global account management approach with additional customers. The Compensation Committee determined that he achieved personal goals as a percentage of target and as a payout percentage of 95% and 87.5%, respectively.

Annual Incentives Earned

For fiscal year 2016, the annual incentive compensation actually earned by our CEO and CFO was 144% and 39% of actual base salary, respectively, and annual incentive compensation for the other NEOs ranged from 63% to 80% of their respective actual base salaries paid in the fiscal year. Mr. Fraser’s annual incentive compensation was $1,018,446, Mr. Rodriguez’s was $79,642, Mr. Gonser’s was $215,238, Mr. Kremling’s was $245,328 and Mr. Lau’s was $173,286. The table below indicates the annual incentive award paid to the NEOs as a percentage of base salary by performance objective for fiscal year 2016. Ms. Passmore left the Company in June 2016. Consequently she did not receive an annual incentive award in fiscal year 2016 and is not included in the table below.

Award Level Paid as a Percentage of Base Salary for Fiscal Year 2016

Performance Objective	Fraser	Rodriguez	Gonser	Kremling	Lau
EBITDA, adjusted (1)	67%	15%	38%	37%	15%
Return on Invested Capital, adjusted (1)	36%	15%	20%	20%	10%
Business Unit EBITDA, adjusted	—	—	—	—	25%
Personal Objectives	41%	9%	23%	19%	13%
Total	144%	39%	80%	76%	63%

(1)

EBITDA and return on invested capital was adjusted for currency exchange loss, stock-based compensation expense in excess of budget, acquisition and integration expenses and corporate headquarters relocation.

Long-Term Incentive Compensation

General

We provide our NEOs with long-term equity compensation tied to our performance. We believe that this aligns the financial interests of our shareholders with the interests of our executives, and motivates our executive officers to enhance shareholder value. Additionally, the Compensation Committee believes that long-term equity compensation serves as an important retention tool. Long-term equity compensation should comprise the largest percentage of executive compensation. Long-term equity incentives are targeted above the market median, if performance objectives are achieved. The Compensation Committee currently administers equity incentives under our 2016 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan.

The Compensation Committee determines long-term incentive award levels and the types of awards from the financial results for the prior fiscal year. Long-term incentive grants vary in amount from year to year based on the performance of the executive, his or her expected role in our future performance and on our financial performance. In setting new long-term equity awards, the Compensation Committee also considers prior equity grants made to the executive officer, which were often made as new hire or special recognition awards.

In fiscal year 2016, we granted both performance-based and time-based restricted stock awards to certain executives and key employees. Although we may consider grants of stock options in the future, we have not issued any stock options in recent years and there are currently none outstanding.

Performance-Based Restricted Stock Awards

In fiscal year 2016, the Compensation Committee chose to use performance-based restricted stock as one component of long-term incentives. The Compensation Committee has designed the performance-based restricted stock awards to encourage retention of executives by using three-year overlapping performance periods.

Performance-based restricted stock awards were granted to each of the NEOs in fiscal year 2016. The awards were granted as Series 1 awards of shares of restricted stock, subject to performance vesting requirements of earnings per share growth and average return on invested capital (operating income divided by average total assets less payables). Performance under the awards is measured over a three-year period beginning November 1, 2015. The fiscal year 2016 Series 1 awards granted to the NEOs up to an aggregate target amount of 58,662 shares of performance-based restricted stock. Shares for all recipients vest based on satisfaction of performance requirements at October 31, 2018. The individual awards to particular NEOs are described in the Grants of Plan Based Awards table.

When considering the individual awards, the Compensation Committee determines, based on market survey data, a target award level as a percentage of base pay appropriate for each executive. The value of the restricted stock used to calculate the number of shares then awarded may take into consideration anticipated share appreciation, and in fiscal year 2016 the Compensation Committee assumed a Common Stock price of $21.10 per share when establishing awards (at the beginning of the 3-year performance measurement period for the awards the actual share price was $21.04). The Grants of Plan Based Awards table sets forth the performance-based restricted stock awards made to the NEOs in fiscal year 2016.

In fiscal year 2016, the number of shares of restricted stock listed below vested for the following NEOs from the Series 1 performance-based awards granted in fiscal year 2014. Ms. Passmore left the Company in June 2016. Consequently, her Series 1 performance-based awards granted in fiscal year 2014 were forfeited when she left the Company and she is not included in the table of performance-based awards vested below.

Long-Term Incentive Performance Objectives	Fraser	Rodriguez	Gonser	Kremling	Lau
Annual compound growth rate in earnings per share and average return on invested capital (Series 1) (1)	50,467	2,432	8,510	12,496	10,831

(1)

For the three years ended July 31, 2016, the annual compound growth rate in diluted earnings per share was 24.8% and the cumulative return on invested capital was 11.2%, which resulted in the vesting of 110% of the target award.

Time-Based Awards

In fiscal year 2016, we granted time-based restricted stock awards to our NEOs that vest over a three-year period ending on July 31, 2018. In fiscal year 2016, we granted time-based restricted stock awards of 28,804 shares to Mr. Fraser, 750 shares to Mr. Rodriguez, 4,834 shares to Mr. Gonser, 7,317 shares to Mr. Kremling and 6,259 shares to Mr. Lau, respectively.

Broad-Based Employee Benefits

Our employee benefits are designed to allow us to be attractive to current and potential employees and to remain competitive in the market.

Health and Welfare Plans

We offer health and welfare benefits to substantially all employees, including executives. These benefits include medical, dental, life, accidental death, short and long-term disability, and long-term care coverage. Executives make the same contributions for the same type of coverage, and receive the same level of benefits as other employees for each form of coverage or benefit. We provide vacation and paid holidays to all eligible employees, including executives, that is comparable to other similarly sized companies.

Retirement Plans

We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. In calendar years 2016 and 2015, participants may contribute up to $18,000 of their compensation. We make matching contributions under the plan up to 4% of the participant’s compensation. Employees age 50 or over are entitled to make an additional pre-tax contribution of up to $6,000 per year. Employees are fully vested in employer contributions. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each NEO.

Executive Benefits and Perquisites

Executive benefits or perquisites may be provided on a limited basis to attract and retain key executives. Currently, we do not offer executive benefits or perquisites with a value over $10,000 to any executive other than as set forth below.

Employment Agreements

We currently have an employment agreement with our CEO. Mr. Fraser’s employment agreement continues until terminated. The employment agreement contains provisions for the assignment to us of any right, title and interest in all works, copyrights, materials, inventions, ideas, discoveries, designs, improvements, trade secrets, patents and trademarks, and any applications related thereto, during Mr. Fraser’s employment. The agreement contains provisions prohibiting the disclosure of confidential information. In the agreement we also agreed to grant performance-based restricted stock awards for 10,000 shares of common stock (at maximum) based upon the achievement of certain financial objectives, and 4,000 shares of common stock based upon the achievement certain organizational objectives, in each of fiscal years 2017 and 2018.

Additionally, each of our executives signed an agreement with non-compete obligations prohibiting the executive from engaging and being financially interested in any business which is competitive with us during his term of employment and for a period of one year after his employment with us terminates, unless he first obtains our prior written consent. In the event an executive breaches any of these provisions, we may terminate any payments then owing to the executive and/or seek specific performance or injunctive relief for such breach or threatened breach.

Executive Severance Plan

The Board of Directors approved an executive severance plan in fiscal year 2009. The plan provides that any regular, full-time employee who is designated by the Compensation Committee may become a participant. All of our NEOs have been designated as participants under the plan. The Compensation Committee intends, in appropriate cases, to use the plan to offer severance to eligible employees, including future hires. In anticipation of additional participants, the Compensation Committee has established three participation levels. Currently, three other employees have been made participants under the plan. The plan may also be used to offer severance payments in lieu of the severance payments under current employment agreement or severance plan to eligible employees wishing to convert to the plan.

The plan is designed to provide an eligible employee with a severance payment in the event of a qualifying termination, which is with respect to an eligible employee who (i) is affirmatively discharged from employment by us, other than a discharge for cause, or (ii) voluntarily terminates for good reason, as defined in the plan. The severance benefit is based on the participation level of the eligible employee as assigned by the Compensation Committee, and is calculated at a multiple of (i) base salary or (ii) base salary and annual incentive award at the target level. The severance benefit is paid in a lump sum.

For a qualifying termination occurring more than 30 days before a change of control, the severance benefit is 2.0x, 1.5x or 1.0x of base salary for the three participation levels. The highest participation level is for a CEO-participant, the second is for other senior executives who are participants and the third level is for all other participants. For a qualifying termination occurring within 30 days before or two years after a change of control, the benefit is 2.5x, 2.0x or 1.5x of base salary plus annual incentive compensation at the target level. If the qualifying termination was not for cause but was instead related to performance issues, the severance benefit is 1.0x, 0.75x or 0.5x of base salary only. In the case of a qualifying termination occurring within 30 days before or two years after a change of control or a qualifying termination occurring for good reason, the eligible employee is also paid a prorated portion of his or her annual incentive compensation.

In order for an eligible employee to receive severance benefits under the executive severance plan, he or she must execute and deliver an acceptable release of all claims.

Other Compensation

As part of his employment agreement, we provided Mr. Fraser an apartment near our former headquarters and paid his commuting expenses to and from his permanent home to Houston. These housing and commuting expenses ceased upon the move of our corporate headquarters to Fort Worth, Texas in January 2016. In 2016, these housing expenses totaled approximately $33,283 and the commuting expenses totaled approximately $19,531. In 2015, these housing expenses totaled approximately $66,243 and the commuting expenses totaled approximately $35,454. We agreed to provide these benefits to Mr. Fraser because our Board believed it was necessary to retain Mr. Fraser’s services despite the fact that his permanent home was outside the Houston area. The Board considered the value of this additional compensation in evaluating Mr. Fraser’s total compensation package.

How We Determine Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with New York Stock Exchange rules and current SEC rules and regulations, and all but one member is independent under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). They are responsible for establishing, reviewing, approving and monitoring the compensation paid to the NEOs.

Role of Executive Officers in Setting Compensation

Our CEO provides input on the Compensation Committee agenda, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other executive officers. He makes recommendations with respect to merit increases and annual incentive goals for such other executive officers that are then reviewed by the Compensation Committee prior to final approval. Since our CEO is a member of the Board, he has input on the overall compensation program. The Compensation Committee makes the decision related to the CEO’s compensation.

The Compensation Committee meetings are attended by the committee members, and as needed, by other directors, the CEO, CFO, Chief Legal Officer and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Role of the Independent Consultant

The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants and has the sole authority to approve related fees and other retention terms. In fiscal year 2016, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to advise it on executive compensation for fiscal year 2016 and for fiscal year 2017. Pearl Meyer is independent of us, reports directly to the Compensation Committee, and has no other business relationship with us other than assisting the committee with its executive compensation and board compensation practices. The independence of the consultant is considered annually by the committee. In fiscal year 2016, we incurred expense of approximately $92,249 with Pearl Meyer. The Compensation Committee and Pearl Meyer review salaries based on our current and projected company size and annual and long-term incentive programs established for each executive’s position based on data from general industry surveys and our peer companies relating to our current and projected company size.

Benchmarking and Other Market Data

Pearl Meyer analyzed comparative data from the national surveys and data from a peer group of publicly-traded chemical companies of base salaries, annual and long-term incentive targets. We collectively refer to the national surveys and peer group information as “market survey data” in this discussion. The composition and performance of the peer group is reviewed each year. For fiscal year 2016, the peer group included fifteen publicly-traded chemical companies having comparable annual revenues and a comparable value for ongoing operations: Aceto Corp., American Vanguard Corporation, Balchem Corporation, Cabot Microelectronics Corp., Cambrex Corporation, Entegris, Inc., Hawkins Inc., Innophos Holdings, Inc., Innospec, Inc., Landec Corporation, Oil-Dri Corporation, Omnova Solutions, Inc., Park Electrochemical Corp., Quaker Chemical Corp., and Rogers Corp. The 25th, 50th and 75th percentiles for the data sources were analyzed to gain an understanding of the range of competitive pay practices. Although the 50th percentile of the combined data was used by the Compensation Committee as a reference point for establishing base salary, annual incentive targets and total direct compensation, the compensation of individual executives may vary above or below the reference point because of the background, personal performance, skills and experience, the comparative compensation of our executives and our ability to provide certain compensation within our budgetary constraints.

Other Important Compensation Policies

Stock Ownership Requirements for Named Executive Officers

We have adopted a stock ownership requirement for certain executives that is measured as of the end of each fiscal year. The requirement calls for stock ownership related to base salary to equal three times base salary for the CEO, two times base salary for the VP-Operations, CFO and Chief Legal Officer and one time base salary for other designated executives. Executives covered by the requirement must achieve the stock ownership within five years of becoming an executive. Among the measures the Compensation Committee may consider if the required stock ownership level is not met by an executive, the after-tax portion of a cash bonus due to that executive may be paid in shares of our Common Stock. As of July 31, 2016, all of our executives had satisfied the stock ownership requirement as it applies to them.

Consideration of Risk

The Compensation Committee, with assistance of its independent compensation consultant, reviewed the elements of our executive compensation during fiscal year 2016 to determine whether any portion of executive compensation encouraged excessive risk taking. Management assessed risk with respect to the compensation of other employees. Management and the Compensation Committee believe that risks arising from our compensation policies and practices for our executive officers and other employees are not reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.

Financial Restatement

The Compensation Committee does not have a policy in place governing modifications to compensation where the payment of such compensation was based upon the achievement of specific results that were subsequently subject to restatement. If the Compensation Committee deems it appropriate, however, to the extent permitted by governing law, we will seek to recoup amounts determined by a financial restatement to have been inappropriately paid to an executive officer. Our performance-based restricted stock awards include a provision authorizing recoupment.

Trading in Our Stock Derivatives

Our Insider Trading Policy prohibits directors and employees from purchasing or selling options on our Common Stock, engaging in short sales with respect to our Common Stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Tax and Accounting Implications of our Forms of Compensation

Section 162(m) of the Code limits the deductibility of certain compensation to $1 million per year for our CEO and our three other most highly compensated executive officers. There is an exception to the $1 million limit for compensation meeting certain requirements. With the exception of Mr. Fraser, none of our executive officers currently receives compensation exceeding the limits imposed by the Code. While the Compensation Committee cannot predict with certainty how our executive compensation might be affected in the future by the Code, the committee intends to try to preserve the tax deductibility of executive compensation while maintaining an executive compensation program consistent with our compensation philosophy.

Our compensation program contains the following tax and accounting implications:

•	Salary is expensed when earned, but it is not deductible over $1 million for our covered employees (our CEO and our three other highest paid executives).
•

Annual incentives paid under our shareholder-approved 2016 Long-Term Incentive Plan, and under our 2009 Long-Term Incentive Plan prior to December 8, 2014, in which the aggregate compensation was less than $1.0 million for covered employees met the requirements of Section 162(m) of the Code and are deductible. Any portion paid under non-objectively verifiable criteria is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•	Our 2016 and 2009 Long-Term Incentive Plans have been approved by shareholders, and performance-based awards are deductible under Section 162(m) of the Code.
•

Performance-based restricted share awards are expensed over the performance and service period when payout is probable. No dividends are paid on performance restricted stock until shares are actually issued.

•	Our 401(k) contributions are accrued and expensed in the year of service.

2015 Advisory Vote on Executive Compensation

The Compensation Committee considered the results of the 2015 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because 98.3% of our shareholders voting on the “say on pay” proposal approved the compensation of the NEOs described in our proxy statement for our 2015 Annual Meeting of Shareholders, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote. The Board currently intends to ask for an advisory, non-binding vote on compensation each year

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Gerald G. Ermentrout

John C. Hunter, III

Fred C. Leonard, III, Chair

The following table presents information for the three fiscal years ended July 31, 2016, 2015 and 2014 for our President and CEO, our Vice President and CFO, our former Vice President and CFO, and our other three NEOs, except for Mr. Rodriguez and Mr. Gonser who both became NEOs in 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Christopher T. Fraser	2016	708,361	—	5,005,227	1,018,446	73,766	6,805,800
Director, President and CEO	2015	660,336	—	2,028,303	816,500	116,099	3,621,238
	2014	596,171	—	2,576,067	512,156	117,383	3,801,777
Marcelino Rodriguez (4)	2016	202,522	—	32,835	79,642	8,101	323,100
Vice President and CFO
Malinda G. Passmore (5)	2016	268,392	—	—	—	575,996	844,388
Former Vice President and CFO	2015	272,600	—	—	161,704	10,480	444,784
	2014	125,000	—	59,520	98,865	44,800	329,185
Christopher Gonser	2016	269,468	—	210,762	215,238	10,081	705,549
Vice President — Human Resources
Ernest C. Kremling	2016	322,270	—	318,996	245,328	81,090	967,684
Vice President — Operations	2015	298,930	—	450,269	194,137	11,921	955,257
	2014	272,650	500	334,740	113,899	10,096	731,885
Andrew C. Lau	2016	274,731	—	272,866	173,286	29,680	750,563
Vice President — Electronic Chemicals	2015	256,105	—	381,896	154,175	9,427	801,603
	2014	241,939	500	205,799	119,825	30,082	598,145

(1)

Stock awards reflect the grant date fair value of awards granted in each of the respective fiscal years calculated in accordance with accounting principles generally accepted in the United States. Performance-based stock awards represent the fair value of the award on the date of grant based on the probable outcome of the performance conditions for performance awards. The assumptions used in calculating those amounts are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See also the table respecting Grants of Plan-Based Awards for the fiscal year 2016 awards. The table includes the grant date fair value of performance-based stock awards made in fiscal year 2016 of $2,626,900 to Mr. Fraser, $16,418 to Mr. Rodriguez, $105,381 to Mr. Gonser, $159,489 to Mr. Kremling and $136,424 to Mr. Lau, respectively. If the maximum performance conditions were achieved on these awards, the grant date fair value of these fiscal year 2016 performance-based stock awards would be $4,987,380 to Mr. Fraser, $32,835 Mr. Rodriguez, $210,762 Mr. Gonser, $318,978 to Mr. Kremling and $272,849 to Mr. Lau, respectively.

(2)

Non-equity incentive plan compensation represents payments under our annual incentive plan. See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.

(3)

Under our 401(k) plan for United States based employees, we match up to 4% of participant’s compensation. Matching contributions to our 401(k) plan are included in all other compensation. All other compensation for fiscal year 2016 also includes payments for relocation expenses of $6,530 to Mr. Fraser, $6,761 to Ms. Passmore, $68,260 to Mr. Kremling and $18,701 to Mr. Lau, respectively, with such amounts including a tax gross-up of $1,530 to Mr. Fraser, $1,761 to Ms. Passmore, $1,331 to Mr. Kremling and $1,472 to Mr. Lau, respectively. All other compensation for Mr. Fraser in fiscal year 2016 includes $52,814 for commuting to our former corporate office in Houston and for housing in Houston, including a tax gross up of approximately $5,502 for housing expenses.

(4)

Mr. Rodriguez became an NEO upon becoming Vice President and CFO in June 2016. The amounts included in this table for fiscal year 2016 include compensation to him as Controller and Chief Accounting Officer prior to becoming CFO.

(5)

Ms. Passmore left the Company in June 2016. Unvested restricted stock awards for Ms. Passmore were forfeited when she left the Company. The value of forfeited awards not included in the table includes $222,382, $322,622 and $137,180 in fiscal years 2016, 2015 and 2014. Ms. Passmore left the Company in June 2016 and received severance of $558,720, which is also included in all other compensation.

The following table presents information respecting grants of plan based awards for fiscal year 2016. The table does not include grants made to Ms. Passmore in fiscal year 2016, whose awards were forfeited when she left the Company in June 2016.

Grants of Plan-Based Awards

		Date of Board or Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plans ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)(2)(3)			All Other Stock Awards	Grant Date Fair Value of Stock
Name	Grant Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(4)	Awards (5)
Christopher T. Fraser	—		322,200	644,400	966,600
	01/29/2016	01/29/2016				14,401	28,803	57,606		627,905
	01/29/2016	01/29/2016							28,804	627,927
	01/19/2016	10/14/2015				41,469	82,938	165,876		1,732,575
	12/11/2015	12/11/2015				5,000	10,000	10,000		190,300
	12/11/2015	12/11/2015				4,000	4,000	4,000		76,120
	10/14/2015	10/14/2015							80,000	1,750,400
Marcelino Rodriguez	—	—	25,313	50,625	101,250
	3/10/2016	3/10/2016				375	750	1,500		16,417
	3/10/2016	3/10/2016							750	16,418
Christopher W. Gonser	—	—	68,000	136,000	204,000
	1/29/2016	1/29/2016				2,417	4,834	9,668		105,381
	1/29/2016	1/29/2016							4,834	105,381
Ernest C. Kremling	—	—	81,500	163,000	244,500
	1/29/2016	1/29/2016				3,658	7,316	14,632		159,485
	1/29/2016	1/29/2016							7,317	159,511
Andrew C. Lau	—	—	69,500	139,000	208,500
	1/29/2016	1/29/2016				3,129	6,258	12,516		136,420
	1/29/2016	1/29/2016							6,259	136,446

(1)	See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.
(2)

On January 29, 2016 (for all NEOs other than Mr. Rodriguez) and March 10, 2016 (for Mr. Rodriguez), the NEOs in the above table were granted Series 1 performance-based restricted stock awards. The Series 1 awards are subject to a performance requirement composed of adjusted annual compound earnings per share (diluted) growth with annual return on invested capital measured across a three-year period beginning November 1, 2015. A threshold of 30.0% of the award vests, if the adjusted earnings per share growth rate over the measuring period is at least 5.0%. If adjusted return on invested capital is at least 8.0% a threshold award of 20.0% vests. The maximum award of 200.0% vests, if the earnings per share growth rate over the measuring period is at least 20.0% and the average annual return on invested capital is at least 15.0%.

(3)

On January 19, 2016, Mr. Fraser was awarded a performance-based Series 3 award for 82,938 shares (at target) having performance requirements related to cumulative revenue and total stockholder return. The measurement period for the Series 3 award began on November 1, 2015 and the award vests one-third (1/3) at July 31, 2018, 2019 and 2020. The shares may increase to a maximum of 200% of the target award on achievement of maximum performance objections. On December 11, 2015, Mr. Fraser was granted Series 3 performance-based restricted stock awards: 10,000 shares of the Series 3 awards are subject to a performance requirement for net debt repayments with a threshold vesting of 50% at not less than $12.0 million repaid and a maximum award vesting at $16.0 million repaid; and 4,000 shares of the Series 3 awards are subject to a requirement to meet organizational goals.

(4)

On January 29, 2016 (for all NEOs other than Mr. Rodriguez) and March 10, 2016 (for Mr. Rodriguez), the NEOs in the above table were granted time-based restricted stock awards that vest on October 31, 2018. On October 14, 2015 Mr. Fraser was granted an award for 80,000 shares of time-based restricted stock that vests one third (1/3) at each of July 31, 2018, 2019, and 2020.

(5)

This amount represents the aggregate grant date fair value at the target award based on the grant date fair value of each respective award. See note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016.

The following table presents information respecting outstanding equity awards at July 31, 2016. As of July 31, 2016, we did not have any outstanding stock option awards. Ms. Passmore did not have any outstanding equity awards at July 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Christopher T. Fraser	28,804	(3)	791,822
	80,000	(4)	2,199,200
	17,347	(5)	476,869
	18,000	(6)	494,820
				28,803	(7)	791,794
				82,938	(8)	2,279,966
				82,747	(9)	2,274,715
Marcelino Rodriguez	750	(3)	20,618
	375	(5)	10,309
				750	(7)	20,618
				1,789	(9)	49,180
Christopher W. Gonser	4,834	(3)	132,887
	2,917	(5)	80,188
				4,834	(7)	132,887
				13,916	(9)	382,551
Ernest C. Kremling	7,317	(3)	201,144
	4,391	(5)	120,709
				7,316	(7)	201,117
				20,943	(9)	575,723
Andrew C. Lau	6,259	(3)	172,060
	3,724	(5)	102,373
				6,258	(7)	172,032
				17,763	(9)	488,305

(1)

Stock awards reflect grants of performance-based restricted stock awards and time-based restricted stock awards under our 2016 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement and note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016.

(2)	Market value is calculated based on our closing stock price on July 29, 2016 of $27.49.
(3)

Represents fiscal year 2016 awards under our 2016 Long-Term Incentive Plan of time-based restricted stock. Awards vest October 31, 2018. The table reflects our estimate that 100.0% of the time awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”

(4)

Represents fiscal year 2016 awards under our 2016 Long-Term Incentive Plan of time-based restricted stock. The awards vest one-third (1/3) at July 31, 2018, 2019 and 2020. The table reflects our estimate that 100.0% of the time awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”

(5)

Represents fiscal year 2015 awards under our 2009 Long-Term Incentive Plan of time-based restricted stock. Awards vest July 31, 2017. The table reflects our estimate that 100.0% of the time awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”

(6)

Represents fiscal year 2014 awards under our 2009 Long-Term Incentive Plan of time-based restricted stock. Awards vest generally on anniversary of hire date. The table reflects our estimate that 100.0% of the time awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”
(7)

Represents fiscal year 2016 awards under our 2016 Long-Term Incentive Plan of Series 1 performance-based restricted stock. Awards vest October 31, 2018 if performance requirements are satisfied. The table reflects our estimate that 100.0% of the Series 1 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”

(8)

Represents fiscal year 2016 awards under our 2016 Long-Term Incentive Plan of Series 3 performance-based restricted stock. Awards vest one-third (1/3) at July 31, 2018, 2019 and 2020 if performance requirements are satisfied. The table reflects our estimate that 100.0% of the Series 3 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”

(9)

Represents fiscal year 2015 awards under our 2009 Long-Term Incentive Plan of Series 1 performance-based restricted stock. Awards vest July 31, 2017 if performance requirements are satisfied. The table reflects our estimate that 159.0% of the Series 1 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016. See the table “Grants of Plan Based Awards.”

The following table presents information respecting stock vested by NEOs during fiscal year 2016.

Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Christopher T. Fraser	70,467	1,900,778
Marcelino Rodriguez	3,432	87,766
Malinda G. Passmore	2,000	43,020
Christopher W. Gonser	10,510	272,640
Ernest C. Kremling	15,796	411,825
Andrew C. Lau	10,831	297,744

Potential Payments upon Termination or Change in Control

The following describes the payments and benefits that would be provided to each NEO in the event that this employment is terminated with us for any reason, including death, disability, retirement, voluntary termination, termination for cause and termination without cause, with and without a change in control.

At July 31, 2016, all of our NEOs are participants in our Executive Severance Plan (the “ESP”). Under the ESP, participants are paid severance equal to a pro-rated portion of annual incentive compensation. Messrs. Rodriguez, Gonser, Kremling and Lau also would be paid a lump sum payment of 1.5 times base salary if the termination of employment was not in connection with a change of control, or 2.0 times the sum of base salary and target annual incentive, if it was in connection with a change of control. For Mr. Fraser, the multiples were 2.0 times base salary, or 2.5 times the sum of base salary and target annual incentive. A resignation by the executive for “good reason,” such as our failure to pay any amount due to such executive, demotion, relocation or an uncured breach of the employment agreement by us, can also trigger a severance payment to the executive under the ESP. A “change of control” includes, among other events, the acquisition by an individual or group of beneficial ownership of more than 50% of the combined voting power of our then-outstanding Common Stock.

Performance-based and time‑based restricted awards vest on death, total and permanent disability or retirement. On death and total and permanent disability, these restricted stock awards vest proportionally based on months of service in the three-year performance measurement period, but for performance‑based awards on performance achieved as of the termination. On retirement, the awards vest 100%, but subject to satisfaction of the performance criteria for performance‑based awards at the end of the performance measurement period. Time‑based award may also vest proportionally based on months of service in the three-year period, if the termination of employment occurs in the last year of the vesting period and was not for cause or poor performance.  Performance-based and time-based awards vest at maximum on a change of control.

The table below presents information respecting amounts payable upon a death, disability, or termination of NEOs, or a change of control, as of July 31, 2016. See “Executive Benefits and Perquisites-Executive Severance Plan.” The table does not include Ms. Passmore, who left the Company in June 2016.

Name	Death ($)	Disability ($)	Voluntary Termination ($) (1)	Termination For Cause ($)	Termination Without Cause But No Change of Control ($)	Termination Without Cause but with a Change of Control ($)	Change of Control
Christopher T. Fraser
Incentive Bonus (2)	—	—	—	—	1,018,446	1,018,446	—
Cash Severance (3)	—	—	—	—	1,416,722	3,364,715	—
Value of Unvested Stock Awards (4)	3,649,868	3,649,868	—	—	—	12,495,717	12,495,717
Marcelino Rodriguez
Incentive Bonus (2)	—	—	—	—	79,642	79,642	—
Cash Severance (3)	—	—	—	—	303,783	506,305	—
Value of Unvested Stock Awards (4)	49,968	49,968	—	—	—	123,705	123,705
Christopher W. Gonser
Incentive Bonus (2)	—	—	—	—	215,238	215,238	—
Cash Severance (3)	—	—	—	—	404,202	808,404	—
Value of Unvested Stock Awards (4)	374,936	374,936	—	—	—	880,615	880,615
Ernest C. Kremling
Incentive Bonus (2)	—	—	—	—	245,328	245,328	—
Cash Severance (3)	—	—	—	—	483,405	966,810	—
Value of Unvested Stock Awards (4)	564,853	564,853	—	—	—	1,328,784	1,328,784
Andrew C. Lau
Incentive Bonus (2)	—	—	—	—	173,286	173,286	—
Cash Severance (3)	—	—	—	—	412,097	824,193	—
Value of Unvested Stock Awards (4)	479,808	479,808	—	—	—	1,131,406	1,131,406

(1)	Any retirement would be treated as a voluntary termination, except for performance-based awards as described above.
(2)	The amount is the actual incentive award for fiscal year 2016.
(3)	Multiple of base salary or the sum of base salary and target incentive bonus for the year in which the termination occurs.
(4)

For unvested stock awards, the service period requirement is prorated as of July 31, 2016 for death and disability, and the performance objectives are estimated as described in notes 7, 8 and 9 to the Outstanding Equity Awards at Fiscal Year-End table. Performance-based and time-based awards vest at maximum on a change of control, and the amount is calculated based on our closing stock price on July 29, 2016 of $27.49.

The table below presents information respecting compensation paid to directors in fiscal year 2016 who, except for Mr. Fraser, were not NEOs. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board, committee or other business meetings.

Director Compensation

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Gerald G. Ermentrout	70,500	64,951	135,451
James F. Gentilcore	45,000	64,951	109,951
George W. Gilman	55,500	64,951	120,451
Robert Harrer	51,500	59,544	111,044
John C. Hunter, III	54,000	64,951	118,951
Fred C. Leonard, III	67,500	64,951	132,451
Karen A. Twitchell	68,000	64,951	132,951

(1)

Each director is paid a fee of $2,000 for each regular or special meeting of the Board of Directors, and paid an annual retainer of $30,000 per year. Directors are also paid $1,500 for attending committee meetings and business meetings, and the Chair of each committee is paid a retainer of $6,000 per year, except for the Chair of the Audit Committee who is paid a retainer of $11,000 per year and the Chair of the Compensation Committee who is paid a retainer of $7,500 per year. Mr. Ermentrout was selected as Lead Director in fiscal year 2014. The Lead Director is paid an annual retainer of $15,000. Annual retainers are paid quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.

(2)

This amount represents the aggregate grant date fair value, which we expense in our financial statements. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2016.

PROPOSAL 2:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

The Board of Directors has appointed KPMG LLP as our independent registered public accounting firm and auditors to conduct the annual audit of our financial statements for fiscal year 2017. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of our financial controls and reporting. If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

The Board of Directors recommends that you vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 2017. Unless otherwise indicated, all properly executed proxies received by us will be voted “FOR” such ratification at the Annual Meeting.

Principal Accounting Firm Fees

The aggregate fees billed by our independent registered public accounting firm and auditor, KPMG LLP, for professional services rendered to us for the two fiscal years ended July 31, 2016 were as follows:

	2016	2015
Audit Fees (1)	$1,727,262	$1,460,935
Tax Fees (2)	—	34,600
All Other Fees (3)	11,266	50,000
Total	$1,738,528	$1,545,535

(1)

Includes fees and reimbursable expenses for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the consolidated financial statements included in quarterly reports on Form 10-Q, and audit of internal control over financial reporting and issuance of consents related to registration statements.

(2)	Includes fees and reimbursable expenses for international tax consulting services rendered during fiscal years 2016 and 2015.
(3)	Includes fees and reimbursable expenses for certain consulting services rendered during fiscal years 2016 and 2015.

The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by our independent registered public accounting firm and auditors. Under the policy, pre-approval is required before the independent accountants are engaged for the particular services. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of our independent registered accounting firm and auditors.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and section 14A of the Exchange Act require that shareholders have the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers (a so-called “say-on-pay” vote). The advisory vote on executive compensation is not a vote on any specific item of compensation, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, but rather overall philosophy and compensation for our named executive officers. We are also required by law to hold the advisory vote on executive compensation at least once every three years, but we have decided to hold the advisory vote each year.

Our philosophy in setting compensation policies for executive officers has three objectives:

•	reward executive officers for long-term strategic management and the enhancement of shareholder value;
•	integrate the compensation program with our short and long-term strategic business plans; and
•	attract, motivate, reward and retain experienced and highly qualified executive officers.

The Board recommends a vote FOR Proposal 3 which approves of our executive compensation because our Board believes that our compensation policies and practices effectively implement our compensation objectives. Please read the Compensation Discussion and Analysis section of the Proxy Statement and the accompanying executive officer compensation tables and related narrative discussion, which describes in detail our compensation programs and policies for our executive officers and the decisions made by our Compensation Committee for fiscal year 2016, which include:

•	all members of our Compensation Committee are independent directors, within the meaning of the New York Stock Exchange listing standards.
•

our Compensation Committee engages and receives advice from an independent compensation consultant who benchmarks our executive compensation program against our peer group and advises the Committee on best practices for executive compensation.

•

we have substantial stock ownership requirements for executive officers that promote alignment of their interest with those of our shareholders by requiring 3x of base salary in stock ownership for our CEO and 2x for other executive officers.

•	the majority of our long-term incentive awards are performance-based and participants only earn their stock awards if pre-determined performance goals are achieved.
•	we are sensitive to shareholder dilution and the burn rate by keeping potential dilution from employee stock awards very low.
•

we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as multiple performance measures for our incentive plan awards, substantial stock ownership guidelines and an executive compensation clawback policy.

The vote on this Proposal 3 is advisory and, therefore, not binding on us, the Board of Directors or the Compensation Committee. Our Board, however, including the Compensation Committee, values the opinions of our shareholders and intends to consider our shareholders’ views. We will evaluate what actions may be appropriate to address those views and disclose in future proxy statements what actions were taken.

Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

RESOLVED, that the shareholders of KMG Chemicals, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of the foregoing advisory resolution on executive compensation.

Transactions with Related Persons

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Business Conduct prohibits employees, officers and directors from having a personal, financial or family interest that could in any way prevent the individual from acting in our best interests (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may only be made after review and approval by the Board. In addition, the Board reviews certain relationships and related party transactions with respect to directors, as part of its assessment of each director’s independence.

Transactions with Related Persons

During fiscal year 2016 there were no related party transactions required to be disclosed under Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, we know of no failure in Section 16(a) beneficial ownership reporting compliance.

Solicitation of Proxies

Proxies will be solicited primarily by mail at our cost, but our employees may also solicit proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of our common stock for which we have agreed to pay those costs.

Shareholder Proposals for 2017 Annual Meeting

Any shareholder who intends to present a proposal at the 2017 Annual Meeting of shareholders must deliver or mail such proposal to us which must be received at our offices at 300 Throckmorton Street, Fort Worth, Texas 76102, Attention: Corporate Secretary. Applicable SEC rules and regulations govern the submission, and our consideration, of shareholder proposals for inclusion in the 2017 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws, in order for any business not included in the notice of meeting for the 2017 Annual Meeting of shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting (including nominations of candidates for director), the shareholder must give timely notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than August 9, 2017 (90 calendar days prior to November 7, 2017), nor any later than September 8, 2017 (60 calendar days prior to November 7, 2017). If the date of the 2017 Annual Meeting of shareholders is changed by more than 30 days from the date of the 2016 Annual Meeting, the deadline for submitting proposals is not later than the close of business on the tenth (10th) calendar day following the day on which public announcement of the date of the 2017 Annual Meeting is first made. The notice also must contain the information required by our by-laws. The foregoing by-law provisions do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A copy of our by-laws is available upon request to: KMG Chemicals, Inc., 300 Throckmorton Street, Fort Worth, Texas 76102, Attention: Corporate Secretary.

The person named in our form of proxy for the 2017 Annual Meeting of shareholders will have discretionary authority to exclude any matter that is not properly presented in accordance with these requirements.

In order to avoid controversy as to the date on which we receive any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

Other Matters

The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.

By Order of the Board of Directors,

Roger C. Jackson

Secretary

KMG CHEMICALS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Gerald G. Ermentrout 02 Christopher T. Fraser 03 James F. Gentilcore 04 George W. Gilman 05 Robert Harrer 06 John C. Hunter, III 07 Fred C. Leonard, III 08 Karen A. Twitchell   The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the independent auditors of the company. 3. Proposal to approve, by non-binding vote, our executive compensation. 4. Proposal to approve and ratify the company's 2016 Long-Term Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0000259326 1   R1.0.0.51160 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K-Wrap is/

are available at www.proxyvote.com . KMG CHEMI

CALS, INC. 9555 W. Sam Houston Parkway S., Suite 600 Houston, Texas 77099 Annual Meeting of Shareholders January 12, 2016 This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Christopher T. Fraser with full power of substitution as the lawful proxy to vote at the Annual Meeting of Shareholders of KMG Chemicals, Inc. to be held on January 12, 2016, at 10:00 a.m., Houston time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024, and any adjournments or postponements thereof (the "Annual Meeting") and to vote all shares of Common Stock of the Company (the "Shares") the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy will vote as the Board of Directors recommends where a choice is not specified. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. 0000259326_2 R1.0.0.51160 Continued and to be signed on reverse side